                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF FIRST SIERRA FINANCIAL, INC.

Heritage Credit Services, Inc., a Delaware corporation
Corporate Capital Leasing, Group, Inc., a Pennsylvania corporation Heritage Credit Services of Oregon, Inc., an Oregon corporation
Financial Management Services, Inc. a Washington corporation
Northcoast Capital Leasing Company, an Ohio corporation
First Sierra Northcoast, Inc., a Delaware corporation
All American Financial Services, Inc. a Georgia corporation
First Sierra Acquisition, Inc., a Delaware corporation
First Sierra Receivables, Inc., a Delaware corporation
First Sierra Receivables II, Inc., a Delaware corporation
First Sierra Receivables III, Inc., a Delaware corporation
First Sierra Receivables IV, Inc., a Delaware corporation